Exhibit 10.1

Employment Agreement

This Agreement is entered into by and between DARAMIC, LLC (hereinafter referred to as “Daramic”), a Delaware limited liability company with a primary address of 11430 N. Community House Road, Suite 350, Charlotte, NC 28277, USA; DARAMIC SAS (Société par Actions Simplifiée) (hereinafter referred to as “the Company”), with a capital of 10,060,000 Euros, registered in the “Registre de Commerce” in Colmar, France under the number B 392 391 728 000 20, Code NAF: 2229 A, located at 25 rue Westrich, 67600 SELESTAT, France, with Social Security contributions paid under the number 162 172 137 13001 to the URSSAF, located at 16 rue Contades, 67307 SCHILTIGHEIM, France, acting through its authorized representative Isabelle Goldin, Human Resource Manager; POLYPORE INTERNATIONAL, INC. (hereinafter referred to as “Polypore”), a Delaware corporation with a primary address of 11430 N. Community House Road, Suite 350, Charlotte, NC 28277, USA; POLYPORE (SHANGHAI) MEMBRANE PRODUCTS CO. LTD. (hereinafter referred to as “Polypore (Shanghai)”), L1, 3rd Floor, Nº 207 Taigu Rd WaiGaoQiao Free Trade Zone Shanghai, 200131 P.R. China; and Mr. Pierre Hauswald, born on May 15th, 1953 in Sainte-Marie-aux-Mines, French Nationality, residing at: 7520 Kinvara Court, Charlotte, NC 28270, USA.

Background:

(1)                                  The Company, Daramic and Polypore (Shanghai) are wholly owned subsidiaries of Polypore; and

(2)                                  As of the date of this Agreement, Mr. Hauswald is employed by Daramic as its Vice President, General Manager — Daramic; and

(3)                                  Daramic has been successful in establishing a strong business presence in Asia; and

(4)                                  To ensure continued growth and to reach its complete potential in Asia, it is necessary that the Company send a top-level executive to Asia on a short-term, temporary assignment to establish additional presence and drive sales in Asia; and

(5)                                  The Company believes that Mr. Hauswald’s experience and knowledge of the Company makes him the best candidate for this assignment.

Therefore, the Company, Mr. Hauswald, and Daramic agree as follows:

1.             Term and Conditions

Beginning April 1, 2011, Mr. Hauswald will assume the title of President - Daramic Asia, reporting to Robert Toth, Chief Executive Officer of Polypore.  Through December 31, 2013, Mr. Hauswald will remain an officer and member of the Senior Leadership Team of Polypore. Through December 31, 2011, Mr. Hauswald will be employed by Daramic, and will continue to be based in Charlotte, NC, USA.  During the period from April 1, 2011 to December 31, 2011, Mr. Hauswald will spend approximately 30% of his time in Asia.

Beginning January 1, 2012, Mr. Hauswald will relocate his legal residence to France and will be employed by the Company.  From May 1, 2012 through December 31, 2013 (unless extended at the Company’s request and with Mr. Hauswald’s consent), Mr. Hauswald will be on assignment to Polypore (Shanghai).

At the end of Mr. Hauswald’s assignment to Polypore (Shanghai), through May 31, 2015, Mr. Hauswald will remain with the Company in a consulting role, with responsibilities to be determined at the mutual agreement of the parties.

Upon the termination of this Agreement, no additional payments, including but not limited to statutory severance or termination payments, will be made from the Company to Mr. Hauswald.

In the context of Mr. Hauswald’s duties for the Company, Mr. Hauswald may be required to travel throughout the world.  In so doing, Mr. Hauswald will respect all local laws and regulations of the jurisdictions in which he travels, including, but not limited to, the Peoples Republic of China.  Throughout the term of this Agreement, Mr. Hauswald will abide by all Polypore employment policies, including, without limitation, its Code of Business Conduct and Ethics and Foreign Corrupt Practices Act policy, copies of which have previously been provided to Mr. Hauswald.

Exhibit 1 hereto sets forth the duties and remuneration of Mr. Hauswald during the term of this Agreement and is incorporated herein by reference.

2.             Termination

This Agreement may be terminated by either party for any reason upon three (3) months’ written notice to the other.  In case termination by the Company or Daramic is made prior to December 31, 2013, Mr. Hauswald will be eligible to receive severance under Polypore’s Severance Policy then in effect.

During the term of this Agreement, and for a period of thirty-six (36) months after the termination of this Agreement for any reason, Mr. Hauswald agrees that he will not seek or accept employment with, or provide consulting services for, any company that is a competitor with the Company, Daramic or their affiliates, in (a) the United States, (b) North America, (c) Central America, (d) South America, (e) Europe, (f) the Middle East, or (g) Asia.  In addition, during this same period, Mr. Hauswald agrees that he will not solicit or encourage any individual that has been employed by the Company, Daramic or their affiliates within the twelve (12) month-period prior to the termination of this Agreement to resign employment with the Company, Daramic or their affiliates or to seek employment with any company that is a competitor with the Company, Daramic or their affiliates.  For purposes of this Agreement, a company will be considered to be a competitor with the Company, Daramic or their affiliates if it manufactures or sells separators to the energy storage industry.

This Agreement may be terminated by the Company or Daramic for Cause (as defined below), upon a majority vote of the Board of Directors of Polypore, at a meeting occurring at least ten (10) business days after the Company or Daramic provides Mr. Hauswald with written notice that the Company or Daramic intends to terminate Mr. Hauswald’s employment for Cause, at which meeting Mr. Hauswald shall have the opportunity to be heard with respect to the conduct giving rise to the termination for Cause.

For purposes of this Agreement, “Cause” shall mean: (A) gross negligence or willful misconduct by Mr. Hauswald in connection with Mr. Hauswald’s employment duties or responsibilities hereunder; (B) a material and continued failure by Mr. Hauswald to perform in any material respect his duties or responsibilities after notice and reasonable opportunity to cure; (C) misappropriation by Mr. Hauswald of the assets or business opportunities of the Company, Daramic or their affiliates; (D) embezzlement or other financial fraud committed against the Company, Daramic or their affiliates by Mr. Hauswald or at his direction, or with his prior personal knowledge; (E) Mr. Hauswald’s conviction of, admission to, or entry of pleas of no contest to any felony, or any crime involving moral turpitude that materially interferes with the performance of Mr. Hauswald’s duties; (F) Mr. Hauswald’s abuse of alcohol and/or any use of illegal drugs that materially interferes with the performance of Mr. Hauswald’s duties; or (G) Mr. Hauswald’s breach of any material provision of this Agreement, including and policies of Polypore or its affiliates applicable to Mr. Hauswald or incorporated herein by reference.

3.             Applicable Law

This contract will be interpreted in accordance with the laws of the state of North Carolina, USA.

4.             Resolution of Disputes

In the event of a dispute between the parties which is unable to be resolved by amicable discussions between the parties, any disputes arising out of or in connection with this Agreement shall be referred to and finally resolved by arbitration in Charlotte, North Carolina, USA, in accordance with Rules of the International Center for Dispute Resolution, by a single arbitrator appointed in accordance with such rules; provided, that each party will be entitled to seek interim, interlocutory or permanent injunctive relief from any court of competent jurisdiction. The arbitration proceedings will be conducted in the English language. The decision resulting from the arbitrator will be final and binding on the parties.  During the period when a dispute is being resolved, the parties shall continue their performance of this Agreement in all respects other than the issue(s) in dispute.

The foregoing Agreement has been read and approved by the undersigned:

DARAMIC SAS

By:	/s/ Isabelle Goldin
Name and Title:	Isabelle Goldin, HR Manager
Date:	4/1/11

DARAMIC, LLC

By:	/s/ Robert B. Toth
Name and Title:	Robert B. Toth, President, Polypore International, Inc.
Date:	4/1/11

POLYPORE INTERNATIONAL, INC.

By:	/s/ Robert B. Toth
Name and Title:	Robert B. Toth, President
Date:	4/1/11

POLYPORE (SHANGHAI) MEMBRANE PRODUCTS CO. LTD.

By:	/s/ Robert B. Toth
Name and Title:	Robert B. Toth, Director
Date:	4/1/11

Acceptance by Mr. Pierre Hauswald

/s/ Pierre Hauswald
Pierre Hauswald

Date:	4/1/11

EXHIBIT 1

DUTIES AND REMUNERATION

Duties:

Attached

Salary and Benefits:

Through December 31, 2011:

•                  Base pay, bonus structure, and benefits will be paid by Polypore in its discretion, provided that it will not be inconsistent with prior years.

•                  Continued eligibility to participate in Polypore’s incentive and equity compensation plans and other benefit plans (in amounts, if any, as determined by Polypore), if other officers of Polypore or its affiliates are eligible to participate in such plans.

•                  Reimbursement for the reasonable cost of an apartment in Shanghai, up to a maximum of 30,000 RMB per month, will be paid to Mr. Hauswald beginning on or after July 1, 2011, as needed.

•                  Reimbursement for the reasonable cost of a company car and driver (up to a maximum of 20,000 RMB per month), will be paid to Mr. Hauswald beginning on or after July 1, 2011, as needed.

•                  Assistance in the sale of Mr. Hauswald’s U.S. home and the storage and transport of his household goods to France in accordance with Polypore’s relocation benefits policy.  In addition, Daramic will pay for the packing and transport of one ocean-going container of household items to be shipped to Shanghai.

•                  Polypore will provide support and pay for the preparation of Mr. Hauswald’s US income tax filing for 2011.

Beginning January 1, 2012 through the end of the Agreement, May 31, 2015 (Mr. Hauswald’s retirement):

•                  A base salary of Euro 60,000 per year will be paid by Daramic, for the mandate of President of Daramic SAS under the same conditions that apply to the Company’s site in Sélestat, France.

Beginning January 1, 2012 through the end of Mr. Hauswald’s assignment to Polypore (Shanghai):

•                  An additional amount of Euro 148,460 per year will be paid by Daramic, while Mr. Hauswald is living in France, under the same conditions that apply to the Company’s site in Sélestat, France, and then by Polypore (Shanghai), while Mr. Hauswald is on assignment to China under the same conditions that apply to the Company’s site in Shanghai, China.  Salary adjustments will be considered in accordance with the Company’s policies and practice.

•                  Eligibility to participate in Polypore’s incentive compensation plans (if other officers of Polypore or its affiliates are eligible to participate in such plans), with a target incentive of 50% of his base annual gross salary.

•                  Continued eligibility to participate in Polypore’s equity compensation plans and other benefit plans (in amounts, if any, as determined by Polypore), if other officers of Polypore or its affiliates are eligible to participate in such plans.

Beginning May 1, 2012 through the end of Mr. Hauswald’s assignment to Polypore (Shanghai):

•                  A “Contrat de mise a disposition” starting May 1, 2012 through the end of Mr. Hauswald’s assignment to Polypore (Shanghai) defines conditions of employment.

•                  Polypore (Shanghai) will pay for the cost of a suitable apartment in Shanghai, up to a maximum of 30,000 RMB per month.

•                  Polypore (Shanghai) will pay for a company car and driver (up to a maximum of 20,000 RMB per month).

•                  Reimbursement for the cost of spousal travel, up to a maximum of Euro15,000 per year.

•                  Reimbursement for all expenses incurred in regards to resident visa and working permit renewal, passport medical visits, and vaccines made necessary by Company-directed business travel.

•                  Subject to compliance with the Company’s policies regarding substantiation of business expenses, reimbursement of reasonable business expenses incurred on behalf of the Company in connection with the performance of Mr. Hauswald’s duties as President, Daramic Asia.

•                  While working abroad, Mr. Hauswald (and his spouse as a legal dependent) shall be covered by the French Social Security regime.  The corresponding charges, calculated on Mr. Hauswald’s salary, are the responsibility of Mr. Hauswald, for the employee part, and the Company, for the employer’s part.

•                  Unless Mr. Hauswald is terminated for Cause, at the end of the term of Mr. Hauswald’s assignment, Mr. Hauswald and his spouse will be repatriated to France at the expense of the Company in accordance with Polypore’s relocation benefits policy.

Beginning at the end of Mr. Hauswald’s assignment to Shanghai through May 31, 2015:

•                  A salary of Euro 60,000 per year, corresponding to the mandate of President Daramic SAS, and a consulting fee of Euro 7,000 per month will be paid by the Company, for services to be provided to the Company including but not limited to development and maintenance of customer relationships, strategic planning, business unit leadership, market analysis, and resource optimization.

Mission of: President Daramic Asia

Updated: March 12th, 2011

Mission:

Ensure continued growth of Daramic in Asia in order to reach its complete potential in this region and provide support to Polypore initiatives in this region when needed.

•      Lead the Asia Growth Task force (AGT)

•      Complete the project in Xiangfan joint venture with Camel

•      Enhance our operation and explore the opportunities in India

•      Explore how to address our ongoing capacity needs in Asia

Detailed AGT initiatives:

1) Achieve annual growth targets (organic, conversion & share gain)

2) Develop strong relationships with top 10 customers

3) Execute capacity expansion plans

4) Develop organizational structure, define resource needs, and recruit and fill positions as needed

5) Execute acquisition strategy and opportunistic actions

//s// Pierre Hauswald

Pierre Hauswald